Exhibit 5.1

Our ref	JUH/811056-000001/29926300v4

Dalu International Group Limited

Ogier Global (Cayman) Limited

89 Nexus Way, Camana Bay, Grand Cayman

KY1-9009, Cayman Islands

29 April 2025

Dear Sirs

Dalu International Group Limited

We have acted as Cayman Islands legal advisers to Dalu International Group Limited (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, of relating to the offering by the Company of up to 1,725,000 ordinary shares, par value US$0.0001 per share (the “Shares”).

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 10 August 2022 issued by the Registrar of Companies in the Cayman Islands.

1.2	The memorandum and articles of association of the Company as registered upon incorporation dated 10 August 2022 (the “Pre-IPO Memorandum and Articles”).

1.3	The amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 28 April 2025 and effective immediately prior to the completion of the Company’s initial public offering of the Shares (the “Post-IPO Memorandum and Articles”).

1.4	The written resolutions of the board of directors of the Company dated 28 April 2025 (the “Board Resolutions”).

1.5	The written resolutions of the shareholders of the Company dated 28 April 2025 (the “Shareholders’ Resolutions”).

1.6	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.7	A certificate of good standing dated 23 April 2025, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.8	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company immediately prior to the completion of the Company’s initial public offering of the Shares will be US$50,100 divided into 501,000,000 shares, comprising of (i) 500,000,000 ordinary shares of a par value of US$0.0001 each, and (ii) 1,000,000 preference shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors of the Company may determine in accordance with the Post-IPO Memorandum and Articles.

3.3	The issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

In this opinion the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Director’s Certificate

To:	Maples and Calder (Hong Kong) LLP

26th Floor, Central Plaza

18 Harbour Road, Wanchai

Hong Kong

28 April, 2025

Dear Sirs

Dalu International Group Limited (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Pre-IPO Memorandum and Articles remain in full force and effect and, except as amended by resolutions set out in the Shareholders’ Resolutions conditionally adopting the Post-IPO Memorandum and Articles, are otherwise unamended.

2	The Board Resolutions were duly passed in the manner prescribed in the Pre-IPO Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by each director of the Company) and have not been amended, varied or revoked in any respect.

3	The resolutions set out in the Shareholders’ Resolutions were duly passed in the manner prescribed in the Pre-IPO Memorandum and Articles and have not been, and will not at any time prior to completion of the offering be, amended, varied or revoked in any respect.

4	The authorised share capital of the Company is US$50,000 divided into 500,000,000 Ordinary Shares of a nominal or par value of US$0.0001 each.

5	The authorised share capital of the Company, with effect immediately prior to the completion of the Offering, will be US$50,100 divided into 501,000,000 shares, comprising of (i) 500,000,000 ordinary shares of a par value of US$0.0001 each, and (ii) 1,000,000 preference shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors of the Company may determine in accordance with the Post-IPO Memorandum and Articles.

6	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Pre-IPO Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent (duly passed in the manner prescribed in the Pre-IPO Memorandum and Articles), as the case may be.

7	The shareholders of the Company have not restricted or limited the powers of the directors of the Company in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from allotting and issuing the Shares or otherwise performing its obligations under the transactions contemplated by under the Registration Statement.

8	Each director of the Company considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions the subject of the Opinion.

9	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction and neither the directors nor shareholders have taken any steps to have the Company struck off or placed in liquidation. Further, no steps have been taken to wind up the Company or to appoint restructuring officers or interim restructuring officers, and no receiver has been appointed in relation to any of the Company’s property or assets.

10	No interest in the Company constituting shares, voting rights or ultimate effective control over management in the Company is currently subject to a restrictions notice issued under the Beneficial Ownership Transparency Act (As Revised).

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

[signature page follows]

Signature:	/s/ Yi Yang
Name:	Yi Yang
Title:	Director